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Exhibit 15.1

March 17, 2004

To the Board of Directors and Shareholders
Fleetwood Enterprises, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Fleetwood Enterprises, Inc. for the registration of 8,503,400 shares of its common stock and $100,000,000 principal amount of 5.00% Convertible Senior Subordinated Debentures due December 15, 2023 of our reports dated August 29, 2003, November 24, 2003 and February 27, 2004 relating to the unaudited condensed consolidated interim financial statements of Fleetwood Enterprises, Inc. that are included in its Forms 10-Q for the quarters ended July 27, 2003, October 26, 2003 and January 25, 2004.

                      /s/ Ernst & Young LLP

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  Exhibit 15.1